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                                                                   EXHIBIT 99.3

AG-CHEM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR FISCAL YEAR ENDED SEPTEMBER 30, 2000
(Dollars in thousands)

     Overview

         Ag-Chem Equipment Co., Inc. manufactures and distributes off-road equipment primarily for use in fertilizing agricultural crops, the application of crop protection chemicals to crops, and to a lesser extent, industrial waste treatment applications and other industrial uses.

         The Company generates a majority of its consolidated revenues from its line of agricultural equipment, which consists of self-propelled, three and four-wheeled vehicles and related equipment for use in the application of liquid and dry fertilizers and crop protection chemicals. The Company manufactures equipment for use both prior to planting crops ("pre-emergence") and after crops emerge from the ground ("post-emergence"). Unlike most of its competitors which sell through distributors, the Company sells a majority of its products directly to the end-users of the equipment, which include fertilizer dealers, farm cooperatives, large growers, municipalities, waste disposal contractors and mining and construction companies. Farmers are not generally the Company's direct customers.

         The Company also maintains a network of 17 parts and service centers located throughout the major farming regions of the United States and Canada. These centers, combined with the Company's field service repair team and in-house support staff, offer customers a high level of service and responsiveness, thereby averting critical delays during periods of peak usage.

          The Company has a Dutch subsidiary, which is engaged in the importation, manufacture and distribution of agricultural and industrial equipment throughout Europe. The Dutch subsidiary imports application equipment manufactured by the Company, customizes the equipment by adding systems, and other modifications, and then resells the equipment to European customers. It also manufactures several models of equipment better suited for European conditions.

         The Company's business is highly seasonal. Approximately 50% of its net sales occur during the period from January 1 through April 30. Accordingly, the Company increases its inventory levels during the quarter ended December 31 to meet this seasonal demand. The Company periodically receives prepayments from customers to secure either more favorable pricing or a desired delivery date. These prepayments partially fund the increase in inventories. If the Company did not receive customer prepayments, it believes that its line of credit would provide sufficient liquidity to meet working capital requirements.


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SUMMARY

         The following table presents the percent of net sales for each item in the Consolidated Statements of Operations:

                                                             Fiscal years ended September 30,
                                                       -------------------------------------------
                                                        2000                1999              1998
                                                       -----               -----             -----
Net sales...................................           100.0               100.0             100.0
Cost of sales...............................            77.8                73.4              72.9
                                                       -----               -----             -----
Gross profit................................            22.2                26.6              27.1

Selling, general and administrative
  expenses..................................            22.3                24.0              23.0
                                                       -----               -----             -----
Operating income (loss).....................            (0.1)                2.6               4.1

Other income (expense):
Other income................................             1.1                 1.0               1.0
Interest expense............................            (1.8)               (2.0)             (1.9)
                                                       -----               -----             -----
Earnings (loss) before income taxes.........            (0.8)                1.6               3.2

Income tax (benefit) expense................            (0.3)                0.6               1.1
                                                       -----               -----             -----

Net (loss) earnings.........................            (0.5)                1.0               2.1
                                                       =====               =====             =====

---------

RESULTS OF OPERATIONS  - FISCAL 2000 COMPARED TO FISCAL 1999

NET SALES

      FISCAL            FISCAL                                %
       2000              1999             CHANGE           CHANGE
      ------            ------            ------           ------
     $298,841          $292,679           $6,162            2.1%

         The increase in net sales was primarily the result of increases in post-emergence equipment unit shipments, which was largely due to the success of the Company's new 1254 rogator. This increase was partially offset by a decrease in unit shipments of pre-emergence equipment. The agricultural economy has continued to suffer as a result of low commodity prices, which has lowered demand for equipment. Additionally, the farm supply industry is experiencing consolidation with a resulting decrease in demand for equipment in the short-term. The Company is uncertain about impact of these factors on future sales. The changes and factors described above are quantified as follows:

- Post-emergence equipment net sales increased $17,367 or 22.6% during fiscal 2000 as compared to fiscal 1999. As a result, sales of post-emergence equipment represented 31.5% of net sales in fiscal 2000 compared to 26.2% in fiscal 1999

- Pre-emergence equipment net sales decreased $14,172, or 12.8% during fiscal 2000 compared to fiscal 1999. As a result, sales of pre-emergence equipment represented 32.4% of net sales in fiscal 2000 compared to 37.9% in fiscal 1999.


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         -        Sales of other product lines increased $2,967, primarily
                  because of increases in the sales of previously owned equipment.

GROSS PROFIT

      FISCAL            FISCAL                                %
       2000              1999             CHANGE           CHANGE
      ------            ------            ------           ------
     $66,436           $77,991            $(11,555)        (14.8)%

         Consolidated gross profit, as a percent of net sales was 22.2% and 26.6% for fiscal 2000 and 1999, respectively. The decrease in gross profit as a percentage of net sales was primarily the result of changes in product mix, reduced margins on sales of prior-year models in fiscal 2000 and an increase in warranty expense in the fiscal year ending September 30, 2000 compared to the prior-year period. The inventory of prior-year models was significantly reduced in the first half of fiscal 2000. Warranty and customer service campaign expense increased $5,486 to $9,830 in the fiscal year ending September 30, 2000 compared to the prior-year period. The increase was largely due to the axle replacement product improvement program announced on September 11, 2000. The company currently estimates that it will cost between $5,300 to $8,100 to replace the axles and related components on certain RoGator models. In addition to the actual expense incurred in the quarter, a reserve was set up in accordance with generally accepted accounting principles in the amount of $5,100. It is very early in the replacement process and the reserve will be adjusted, if necessary, in future periods as more information on the actual costs of replacement is collected. The Company has been informed by the supplier that it will take until approximately August 2001 to produce all the replacement axles. A settlement with the supplier of the component has not been reached at this time.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (S,G&A)

      FISCAL            FISCAL                                %
       2000              1999             CHANGE           CHANGE
      ------            ------            ------           ------
     $66,534          $70,259            $(3,725)          (5.3)%

         Compensation, employee benefits and employee-related expenses decreased 3.3% Or $1,582. This decrease was primarily due to reduced employee headcount in the current year resulting from the Company's continued focus on cost reductions. All other S,G&A expenses decreased by 9.8% or $2,143. S,G&A expenses as a percent of net sales were 22.3% and 24.0% in fiscal 2000 and 1999, respectively.

         As a result of the above, operating (loss) income was ($98) and $7,732 in fiscal 2000 and 1999, respectively.

         Other Income increased 10.0% Or $299 to $3,293 in the fiscal year ended September 30, 2000 compared to the prior fiscal year. The increase was the result of the Company's joint ventures. These joint ventures were new in fiscal 2000 and contributed $1,143 to other income in fiscal 2000. This increase was partially offset by a decrease in interest income and finance charges. Interest income and finance charges decreased $499 to $583 in the fiscal year ending September 30, 2000 compared to the prior fiscal year. This decrease resulted from the company's effort to reduce its notes receivable from customers in the current fiscal year, as discussed below.

         The Company recorded an income tax benefit of $800 in fiscal 2000 compared to income tax expense of $1,625 in fiscal 1999. The effective tax rates in fiscal 2000 and 1999 were 36.0% And 32.4%, Respectively. The lower effective tax rate in fiscal 1999 was primarily the result of a larger utilization of a net operating loss carryforward by Ag-Chem Europe B.V.

         Included in the results of operations discussed above are the results of Ag-Chem Europe B.V. This subsidiary experienced a $105 or 0.5% decrease in net sales from fiscal 1999 to 2000. Gross profit for this subsidiary decreased $93 or 2.2% in fiscal 2000, compared to the prior year. Gross profit as a percentage of sales decreased from 19.6% during fiscal 1999 to 19.3% in fiscal 2000. Net income for this subsidiary was $186 during fiscal 2000 compared to $610 in the prior year. The decreases in sales and profit during fiscal 2000 compared to the prior year was related to the decrease in the relative value of the Euro to the U.S. dollar.

         A single currency called the Euro was introduced in Europe on January 1, 1999. Although the Company has experienced no material impact, the increased price transparency resulting from the use of a single currency may


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affect the ability of Ag-Chem and other companies to price their products differently in the various European markets. A possible result of this price harmonization is lower average prices for products sold in these markets. Additionally, the Company is in the process of replacing the financial systems used by Ag-Chem Europe B.V. so that it will be capable of converting to the currency. The Company has put in place such new systems in the first quarter of fiscal 2000.

LIQUIDITY AND FINANCIAL POSITION - 2000 COMPARED TO 1999

         Net cash provided by operating activities increased to $40,520 in the year ended September 30, 2000, compared to cash used in operating activities of $3,554 in the year ended September 30, 1999. The major reason for this change was an increase in cash provided by changes in operating assets and liabilities to $38,773 from cash used of $13,058 in the years ended September 30, 2000 and 1999, respectively. Reductions in inventories and operating notes receivable provided cash of $28,326 compared to using cash of $10,280 during the years ended September 30, 2000 and 1999, respectively. Inventories decreased to $89,319 at September 30, 2000 from $109,463 at September 30, 1999 compared to an increase of $7,712 during the prior year. The decrease was the result of the Company's efforts to reduce inventories by better matching its production schedule to sales and the decision to carry less inventory. Lower inventory levels could result in the Company not being able to meet market demand should the agriculture economy improve. The decrease in operating notes receivable was from the non-recourse sale of a number of its notes receivable to third parties. The notes were sold at book value. The Company expects cash will continue to be provided by operating activities through net earnings, and this cash will be used to satisfy the current portion of long-term debt. Accounts receivable turnover has remained relatively stable in recent periods, and has not significantly affected liquidity.

         Cash used in investing activities in the year ended September 30, 2000 was $1,028 compared to $2,136 in the prior year. This decrease in cash used was primarily the result of less investment in equipment rented to customers in the year ended September 30, 2000 compared to the prior year. This decrease was partially offset by increased investment in property, plant and equipment as the Company's European subsidiary purchased the manufacturing facility it had previously been leasing.

         Cash used in financing activities was $39,547 in the year ended September 30, 2000, compared to $5,812 of cash provided by financing activities in the prior year. Of the cash used in financing activities, $39,290 was due to repayments of notes payable and long-term borrowings, net of new notes payable and long-term borrowings during the year ended September 30, 2000, compared to $8,283 of cash provided by such activities during the year ended September 30, 1999. This increase in net repayments was primarily due to decreased working capital requirements as compared to the prior year.

         Working capital at September 30, 2000 was $52,818. As of September 30, 2000, the Company had $52,735 of unused credit line available. Substantially all of the Company's financing has been in the form of debt and, to a lesser extent, lease financing. Farming and related farm supply industries have recently realized reduced earnings and liquidity. The Company has historically obtained additional debt financing to support current and long-term financing requirements. The Company believes that it has adequate operating cash flows and asset collateral to support current and long-term debt repayment requirements. In the event the Company is unable to meet its long-term debt requirements, the Company believes there are adequate financing alternatives available, although if recent adverse trends continue, the Company may not be able to obtain financing at terms as favorable as currently enjoyed by the Company.

         The terms of the Company's amended line of credit agreement include covenants that the Company must maintain. There are a number of standard affirmative covenants, as well as restrictive negative covenants as to additional borrowings and requirements for the Company to maintain certain financial ratios. These restrictive covenants include a minimum tangible net worth of $57.5 million plus 50% of each fiscal year's net earnings, a ratio of total liabilities to tangible net worth and an interest coverage ratio. There are additional limitations on mergers, acquisitions, disposal of assets, and capital expenditures. At September 30, 2000 and 1999, the weighted average interest rate payable on this line of credit was 9.2% and 8.0%, respectively. The increase in the weighted average interest rate in fiscal year 2000 compared to the prior year was due to increases in the bank's prime interest rates and the Company's financial performance as measured in the amended line of credit.


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     Results of Operations-1999 Compared to 1998

NET SALES

      FISCAL            FISCAL                                %
       1999              1998             CHANGE           CHANGE
      ------            ------            ------           ------
     $292,679          $322,122           $(29,443)        (9.1)%

         The decrease was primarily the result of decreases in pre-emergence and post-emergence equipment unit shipments. The agricultural economy has continued to suffer as a result of low commodity prices, which has decreased demand for equipment. Additionally, the farm supply industry is experiencing consolidation with a resulting decrease in demand for equipment in the short-term. The changes and factors described above are quantified as follows:

         - Post-emergence equipment net sales decreased $11,736 or 13.2% during fiscal 1999 as compared to fiscal 1998. As a result, sales of post-emergence equipment represented 26.2% and 27.5% of net sales in fiscal 1999 and 1998, respectively.

         - Pre-emergence equipment net sales decreased $20,190, or 15.8% during fiscal 1999 compared to fiscal 1998. As a result sales of pre-emergence equipment represented 36.7% and 39.6% of net sales in fiscal 1999 and 1998, respectively.

         - Sales of other product lines increased $2,483, primarily as the result of the introduction of new product lines.

GROSS PROFIT

      FISCAL            FISCAL                                %
       1999              1998             CHANGE           CHANGE
      ------            ------            ------           ------
     $77,991           $87,163           $(9,172)          (10.5)%

         Consolidated gross profit as a percent of net sales was 26.6% and 27.1 % for the years ended September 30, 1999 and 1998, respectively. Gross profit as a percent of net sales was reduced during the fiscal year ending September 30, 1999 due to price reductions on old-style machines and increased discounts on the current product line. Additionally, gross profit as a percentage of net sales was negatively impacted in the prior fiscal year by warranty expense related to older model equipment. Warranty expense for fiscal 1999 was significantly lower as compared to the prior fiscal year.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (S,G&A)

      FISCAL            FISCAL                                %
       1999              1998             CHANGE           CHANGE
      ------            ------            ------           ------
     $70,259           $74,003           $(3,744)          (5.1)%

         Compensation, employee benefits and employee-related expenses decreased 5.2% Or $2,688. The largest single factor contributing to this decrease was a decrease in commission expense, which is directly related to net sales. Moreover, during the three months ended December 31, 1998, the Company initiated efforts to contain S,G&A expenses through employment reductions and other cost control efforts. These efforts reduced S,G&A expense during fiscal 1999. All other S,G&A expenses decreased by 4.6% or $1,056. S,G&A expenses as a percent of net sales were 24.0% and 23.0% in fiscals 1999 and 1998, respectively.

         As a result of the above, operating income was $7,732 and $13,160 in the years ended September 30, 1999 and 1998, respectively.

         The effective tax rates in the years ended September 30, 1999 and 1998 were 32.4% And 33.5 %, Respectively. The decrease in the effective tax rate was primarily the result of a lower effective state tax rate and net operating loss carryforward utilization by the Company's European subsidiary.

         Included in the results of operations discussed above are the results of the Company's Dutch subsidiary. This subsidiary experienced a $3,651 or 20.7% increase in net sales from fiscal 1998 to fiscal 1999. This increase was primarily the result of increased pre-emergence equipment sales due to an increase in unit shipments. The increase in units shipped was the result of increased efforts by the Company to penetrate the European market.


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Gross profit for this subsidiary increased $1,442 or 52.8% in fiscal 1999, compared to the prior year. Gross profit as a percentage of sales increased from 15.5% during fiscal 1998 to 19.6% in fiscal 1999. Pretax income for this subsidiary was $610 during fiscal 1999 compared to $136 in the prior year. The remaining components of the subsidiary's results were materially unchanged from the prior year and had no material effect on the consolidated result of operations.

LIQUIDITY AND FINANCIAL POSITION - 1999 COMPARED TO 1998

         Net cash used in operating activities was $3,554 in fiscal 1999 compared to net cash provided by operating activities of $9,789 in fiscal 1998. The major reason for this change was changes in operating assets and liabilities used cash of $13,058 and $5,788 in fiscals 1999 and 1998, respectively. Increased investments in inventories used cash of $7,712 and $1,857 in fiscals 1999 and 1998, respectively. Inventories increased to $109,463 at September 30, 1999 from $101,751 at September 30, 1998. Inventories increased in fiscal 1999 primarily because sales did not meet expectations. Accounts payable used cash of $4,261 in fiscal 1999 compared to providing cash of $71 in fiscal 1998. Accounts payable as of September 30, 1999 was $10,859 compared to $15,120 at September 30, 1998. The decrease in accounts payable was related to the Company's attempt to reduce its inventory for fiscal 2000. These uses of cash were partially offset, primarily, by reductions in the Company's account receivables due to reduced sales in the fourth quarter of 1999 compared to the prior-year period. Accounts receivable provided $4,577 and $229 in fiscal 1999 and 1998, respectively.

         Cash used in investing activities in fiscal 1999 was $2,136 compared to $6,187 in the prior-year period. The decrease in cash used by investing activities was primarily the result of a reduction of investment in property, plant and equipment and equipment rental to customers. In fiscal 1999, investments in property, plant and equipment were $1,759 compared to $3,969 in the prior year. The Company reduced its investment in property, plant and equipment in fiscal 1999 compared to 1998 as part of its cost control program and to conserve cash flow. The Company used $592 and $2,906 for investment in rental equipment to customers in fiscal 1999 and 1998, respectively. The Company experienced a much greater increase in equipment rented to customers during fiscal 1998 than it did in fiscal 1999 as its customers looked to reduce their capital expenditures.

         Cash provided by financing activities was $5,812 in fiscal 1999, compared to $3,739 used in the prior period. The net receipts of notes payable and long-term debt were $8,283 during fiscal 1999 compared to a net repayment of $5,425 during fiscal 1998. This increase in net borrowings was primarily due to increased working capital requirements.

         The terms of the Company's line of credit agreement include covenants that the Company must maintain. There are a number of standard affirmative covenants, as well as restrictive negative covenants as to additional borrowings and requirements for the Company to maintain certain financial ratios. These restrictive covenants include a minimum tangible net worth of $57.5 million plus 50% of each fiscal year's net earnings, a ratio of total liabilities to tangible net worth and an interest coverage ratio. There are additional limitations on mergers, acquisitions, disposal of assets, and capital expenditures. At September 30, 1999 the Company was not in compliance with the interest coverage ratio covenant with its banks. The banks modified the debt agreement as a result of the non-compliance with this covenant. At September 30, 1999, the weighted average interest rate payable on this line of credit was 8.0%.

NEW ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), Effective for the Company on October 1, 2000, establishes new standards for recognizing certain derivatives as either assets or liabilities, and measuring those instruments at fair value. The Company adopted this standard on October 1, 2000 and recorded the fair value of its interest rate swap of $145 as an asset.

         In December 1999, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 summarizes certain SEC staff views in applying generally accepted accounting principles in the United States of America to revenue recognition in financial statements. SAB 101 will be effective for the Company in the fourth quarter of fiscal year 2001. Ag-Chem is currently evaluating the impact of SAB 101 on its financial condition and results of operations.



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

FORWARD-LOOKING STATEMENTS


         Certain statements in this Report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as "will," "intends," "expects", "should", and similar language. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These include factors that affect all businesses, as well as matters specific to the Company and markets it serves.

         For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad have a significant impact on economic growth, and, accordingly, demand for their products. For example, if the Federal Reserve Board raises interest rates in fiscal 2001, the U.S. economy could slow and negatively impact demand for the Company's products. If low interest rates in Europe do not stimulate that economy or if government spending is significantly reduced, the demand for Company products in that region could be negatively impacted.

         Political factors in the U.S. and abroad also have a major impact on global companies. The Company anticipates significant growth in international sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to grow its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. In addition, political instability in regions such as Eastern Europe and South America make potential economic growth difficult to predict for those countries.

         Currency fluctuations are also a significant unknown for global companies. If the U.S. dollar continues to strengthen against foreign currencies, the Company's ability to realize price increases on sales could be negatively impacted.

         The rate of growth for the agricultural industry and the rate of acceptance of new technologies that SOILTEQ offers also play a significant role in the Company's results. The Company's products are an integral component of these activities and as they increase or decrease in the U.S. or abroad, demand for the Company's products may be significantly impacted.


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